Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
TerraForm Global, Inc.:
We consent to the incorporation by reference in the Registration Statement (No. 333-206464)

on Form S-8 of TerraForm Global, Inc. of our report dated June 14, 2017, with respect to the consolidated balance sheets of TerraForm Global, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of TerraForm Global, Inc.
/s/ KPMG LLP
McLean, Virginia
August 18, 2017